EXHIBIT a.2

                                    FORM OF
                      AMENDMENT TO DECLARATION OF TRUST OF
                          AETNA GUARANTEED EQUITY TRUST

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                                     FORM OF
                      AMENDMENT TO DECLARATION OF TRUST OF
                          AETNA GUARANTEED EQUITY TRUST

                   Changing Name of Trust and Establishing and
                Designating a New Series of Beneficial Interests


       The undersigned, being a majority of the duly elected and qualified Trustees of Aetna Guaranteed Equity Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Sections 1.1, 6.2 and 11.3 of the Declaration of Trust dated March 9, 1987, as amended (the "Declaration of Trust"), hereby change the name of the Fund to "Aetna GET Fund" and divide the shares of beneficial interest of the Trust into and establish a separate series (the "Fund") distinct from shares of the Trust previously issued but no longer outstanding, with the Fund to have the following special and relative rights:

       1.     The Fund shall be designated as follows:

              Series B

       2. The Fund shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in the Trust's registration statement under the Securities Act of 1933, as amended from time to time. Each share of beneficial interest of the Fund ("share") shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of the Fund shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to the Fund. The proceeds of sales of shares of the Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the Fund, unless otherwise required by law. Each share of the Fund shall be entitled to receive its pro rata share of net assets of the Fund upon its liquidation.

       3. Shareholders of the Fund shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to the Fund as provided in, Rule 18f-2 under the Investment Company Act of 1940, as amended, as from time to time in effect, or any successor rule and in the Declaration of Trust.

       4. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Fund now or hereafter created, or to otherwise change the special and relative rights of any such Fund provided that such change shall not adversely affect the rights of shareholders of a Fund.



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The foregoing shall be effective upon execution.



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Shaun P. Mathews, as Trustee and not individually


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David L. Grove, as Trustee and not individually


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Morton Ehrlich, as Trustee and not individually


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Corine T. Norgaard, as Trustee and not individually



Dated:  October _____, 1993




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